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                                                                   EXHIBIT 10.31

                     [LETTERHEAD OF DRIVEWAY CORPORATION]


Jan. 30, 2000

Michael Vanneman
[***]
[***]

Mike,

I am pleased to confirm our offer to have you join Driveway Corporation in the capacity of Vice President of Sales. Your start date will be Feb. 2, 2000 or sooner. You will be reporting directly to me in my capacity as President and CEO. You will be managing all aspects of Sales including Advertising, Premium Service Sales, and Opt-in Programs. You will be expected to build and manage the Sales organization and continue to develop and evolve the Sales model for the company.

Your annual compensation target will be $300,000 per year. This will include a $180,000 annual base salary and additional target commission of $120,000 paid against performance relative to revenue objectives. I will also recommend to the Driveway Corporation board of directors that you be granted options on 220,000 shares of common stock. These options will be subject to a four (4) year vesting period with shares vesting monthly. We would include in this option grant some protection against the termination of your position after an acquisition of the company by another entity. In this event, you would receive accelerated vesting of 50% of your then remaining unvested options. We will include in the definition of termination of your position the relocation of your position outside the San Francisco Bay area. Also, in the event of the above termination, you will receive salary continuation for the six month period following the effective date of the termination of your employment so long as you remain unemployed.

I will also recommend to the Board that you be extended an additional grant totaling 100,000 shares that vest on a seven-year cliff. Accelerated vesting would apply to 50,000 shares at Dec. 31, 2000 and 50,000 shares at Dec. 31, 2001 contingent on your achieving the revenue plans for those years.

You will be eligible for a full range of health, life, dental, and vision insurance as well as other benefits. Be advised that a condition of employment is the execution of a Proprietary Information and Inventions Agreement.

I am very excited by the prospects of having you join our senior team and look forward to working with you. Please acknowledge acceptance by counter signing and returning a copy of this letter.

Sincerely,

/s/ Christopher S. Logan

Christopher S. Logan
President & CEO
                                        Acknowledged and accepted,

                                        /s/ Mike Vanneman        2/1/00
                                        -------------------------------
                                        Mike Vanneman            Date


CONFIDENTIAL TREATMENT                  **Confidential treatment has been
HAS BEEN REQUESTED FOR                  requested with respect to the
CERTAIN PORTIONS OF THIS                information contained within the
DOCUMENT                                "[**]" markings. Such marked portions
                                        have been omitted from this filing and
                                        have been filed separately with the
                                        Securities and Exchange Commission